Exhibit 99.1

FPB Bancorp, Inc. Reports Second Quarter Results

PORT ST. LUCIE, Florida, August 6th– FPB Bancorp, Inc. (NASDAQ symbol:  FPBI), a Florida bank holding company whose subsidiary is First Peoples Bank, announced today second quarter net losses of $291,000 or ($.14) per basic and diluted share, compared to net earnings of $37,000 or $.02 per basic and diluted share for the second quarter of 2007.  Year-to-date net loss is $672,000 or ($.33) per basic and diluted share, compared to net earnings for the same period in 2007 of $123,000 or $.06 per basic and diluted share.  Total consolidated assets at June 30, 2008 were $213.7 million, as compared to $196.8 million at December 31, 2007, an increase of 9%.

David W. Skiles, President & CEO, stated, “The Company has no exposure to the sub-prime lending issue that has affected many banks. However, like most banks in Florida, we have been hard hit by the soft economy, weakening credit quality and depressed real estate values.  As a result, our impaired loans have increased significantly, as have our provision for loan losses in 2008 over 2007.  Consumers overall have been hard hit by the economic downturn, and we are experiencing an increase in our past-due loans which has further necessitated an increase in our loan loss reserves.”

The provision for loan losses was $273,000 for the three months ended June 30, 2008, as compared to $221,000 for the three months ended June 30, 2007.  For the six months ended June 30, 2008, $832,000 has been dedicated to the provision for loan losses, as compared to $316,000 for the same period in 2007.  Management believes that the provision is adequate to provide for any potential losses on loans currently considered impaired.

“I am happy to report that our sixth branch on Gatlin Boulevard in Port St.Lucie, Florida opened in May of 2008.  This is our third branch in St. Lucie County, Florida, which now provides greater access to our services and allows us to reach a broader base of community individuals and businesses.  A fifth branch opened in the first quarter of 2008 on Martin Downs Boulevard in Palm City, Florida.  However, the effects of opening two branches in 2008 will continue to negatively impact our earnings until the branches mature and become profitable,” said Mr. Skiles.

He continued by saying, “Because of the two new branch openings this year, modest losses were predicted for 2008.  However, over 77% of our 2008 net loss before tax can be attributed to the higher levels of loan loss provision that the current depressed economy has required.  To help mitigate the losses in 2008, management has taken immediate measures to reduce overhead, including staff and benefits reduction.”

Mr. Skiles concluded by saying, “The Company continues to be well capitalized, at 10.79% total risk-based capital at June 30, 2008.  And despite the dramatic stress that is upon our industry and the nation in general, the board and management of FPB Bancorp, Inc. are committed to overcoming the challenges brought forth by the current economic conditions.”

FPB Bancorp, Inc. is a one bank holding company located in Port St.Lucie, Florida. FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has six full-service branches located in Port St. Lucie, Fort Pierce, Stuart, Vero Beach and Palm City, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:	Nancy E. Aumack
Chief Financial Officer
(772) 225-5930
FPB BANCORP, INC.

1301 South Port St. Lucie Blvd., Port St.Lucie, Florida34952